                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ---------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                      AUTONOMOUS TECHNOLOGIES CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Florida
         (State or other jurisdiction of incorporation or organization)
                                 59-2554729
                     (I.R.S. Employer Identification No.)

         2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Randy W. Frey, 2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600 (Name and address, including zip code, and telephone number, including area code, of agent for service)

                      ----------------------------------
                                   Copy to:
            William A. Grimm, Esq., Gray, Harris & Robinson, P.A.,
   201 East Pine Street, Suite 1200, Orlando, Florida 32801, (407) 843-8880
                      ----------------------------------

Approximate date of commencement of proposed sale to the public: June 30, 1997.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
 Title of each class of    Amount to       Proposed maximum      Proposed maximum       Amount of
   securities to be            be         offering price per     aggregate offering  registration fee
     registered            registered         unit (1)               price (1)
-----------------------------------------------------------------------------------------------------
  Common Stock,             3,000,000        $3.813              $11,439,000.00          3,467.00
 $0.01 par value             shares

---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on June 16, 1997.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion, dated June 18, 1997

PROSPECTUS

                                3,000,000 Shares
                      Autonomous Technologies Corporation

     This Prospectus relates to the public offering, which is not being underwritten, of 3,000,000 shares (the "Shares") of Common Stock, par value $0.01 per share (the "Common Stock") of Autonomous Technologies Corporation (the "Company"). All of the Shares may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Shares were issued to the Selling Stockholders in a private placement by the Company. See "Recent Developments." The Shares have been issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to certain Purchase Agreements between the Company and the Selling Stockholders.

     The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares from whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock of the Company is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol "ATCI." On June 16, 1997, the last sale price for the Common Stock as reported by Nasdaq was $3.75 per share.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholders against certain liabilities.

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" ON PAGE 3.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                  THE DATE OF THIS PROSPECTUS IS JUNE __, 1997

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the" Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 1401 Brickell Avenue, Suite 200, Miami, FL, 33131. The Commission maintains a website that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of such web site is http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 333-2068) with the Commission are incorporated herein by reference: (a) Annual Report on Form 10-K for the Fiscal Year ended December 31, 1996; (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (c) Definitive Proxy Statement dated April 28, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders; and (d) the description of the Company's Common Stock which is contained in its Form S-1 filed under the Securities Act on March 8, 1996.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Roslyn Palmiere, Autonomous Technologies Corporation, 2800 Discovery Drive, Orlando, Florida 32826, (407) 384-1600.

________________________________________________________________________________
     T-PRK and LADARVision are registered trademarks of the Company. T-LASIK and CustomCornea are trademarks of the Company. Ciba Vision is a registered trademark of Ciba Vision Corporation. Other trademarks used herein are the property of their respective owners.
________________________________________________________________________________

     In evaluating the Company's business, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. This Prospectus contains certain forward-looking statements. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Cautionary statements are made in certain sections of this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere and incorporated by reference in this Prospectus. This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Autonomous Technologies Corporation (the "Company"), a Florida corporation formed in 1985, has been engaged since 1993 in the design and development of the next generation of excimer laser instruments for laser vision correction ("LVC") to reduce or eliminate a person's dependence on eyeglasses or contact lenses. The Company's technology combines eye tracking with a narrow beam excimer laser to treat common refractive vision disorders such as myopia (nearsightedness), hyperopia (farsightedness) and astigmatism (blurred vision). The Company's objective is to improve refractive surgical outcomes for these conditions over those achieved by earlier LVC systems.

     Vision correction is one of the largest medical markets, with approximately 136 million people in the United States using eyeglasses or contact lenses. Within this group, approximately 60 million people are myopic. Industry sources estimate that Americans spend approximately $13 billion, at retail prices, on eyeglasses, contact lenses and other vision correction products and services each year.

     The Company's T-PRK/(R)/ (tracker-assisted photorefractive keratectomy) technology combines high speed, laser radar eye tracking ("LADARVision"/(R)/) with narrow beam shaping to form its new and proprietary technology platform. The T-PRK System is designed to address a need for sophisticated eye tracking to compensate for saccadic eye movement during surgery. Saccadic eye movements are very rapid, involuntary and random in amplitude and direction and are not suppressed or reduced by medication used during LVC. These eye movements degrade LVC predictability and visual quality. The Company believes that the T-PRK System provides higher accuracy ablation by virtually eliminating decentration and shaping error caused by eye movement. Additionally, the narrow beam excimer provides a smooth ablation, and the Company's algorithms and shaping apparatus offer high speed to minimize surgical duration while retaining a high degree of pointing accuracy to achieve predictable shaping.

     The Company believes the T-PRK System will yield more stable, predictable results with less post-operative regression, potentially improving visual quality and clinical outcomes for low to moderate myopia compared to first generation excimer laser PRK systems manufactured and sold by its competitors. The Company is currently conducting its Phase III U.S. clinical trials for low to moderate myopia up to 10 diopters of mean spherical equivalent, including up to 6 diopters astigmatism. Data from T-PRK clinical trials to date, including initial Phase III results, are supportive of improved stability and predictability for low to moderate myopia patients. Further, the Company believes extensions of its T-PRK technology platform may yield even greater improvements in patient results for vision disorders that require more complex corneal reshaping such as the many combinations of hyperopic and myopic sphere and astigmatism.

     In 1994, the Company entered into a strategic alliance with CIBA Vision Group Management, Inc. ("CIBA"), a wholly-owned subsidiary of Novartis, Ltd. (formed by the merger of Ciba-Geigy, Ltd. of Basel, Switzerland and Sandoz, Ltd.). The strategic alliance with CIBA is for the worldwide co-promotion of the T-PRK System. To date, CIBA has invested an aggregate of approximately $5 million in cash and $795,000 in services in the Company. As a result of this investment, CIBA owns approximately 18% of the Company's Common Stock, not including shares that may be issuable to CIBA in 1999. See "Risk Factors - Commission Obligation to CIBA; Future Dilution" and "Item 13. - Certain Relationships and Related Transactions" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 ("Form 10-K"). With experience in physician and retail marketing and the second largest worldwide market share for contact lens and lens care products, CIBA provides the Company with credibility and awareness in both the ophthalmic and consumer markets. Under the strategic alliance, the Company plans to operate its sales force out of CIBA facilities worldwide and to utilize co-promotion strategies, such as product tie-ins, joint advertising and shared exhibit space, on a project-by-project basis. The Company retains the worldwide marketing rights for its T-PRK System.

     The Company's marketing strategy is designed to broaden the penetration of the T-PRK System in the refractive surgery market by significantly reducing the up-front cost to the ophthalmologist of current PRK systems. This marketing strategy would allow physicians to utilize the T-PRK System by paying an advance procedure fee for the equipment and paying a per procedure service fee thereafter.


                              RECENT DEVELOPMENTS

     PRIVATE PLACEMENT. On June 17, 1997 the Company completed a private placement with the Selling Stockholders of 3,000,000 shares of the Company's
Common Stock.   The Shares were sold to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof. The Company agreed to file a Registration Statement on Form S-3 on behalf of the Selling Shareholders covering the resale of the Shares. This Prospectus forms a part of such Form S-3, pursuant to which all of the Shares may be offered from time to time by the Selling Stockholders.

     VISX SETTLEMENT. On March 31, 1997, the Company entered into a patent license agreement with VISX, Inc. ("VISX") for the use of certain VISX patents for laser vision correction outside of the United States. Patent lawsuits initiated by the Company against VISX in Canada and by VISX against the Company in the United Kingdom will be dismissed as a result of this license agreement. The license agreement with VISX grants the Company a non-exclusive, worldwide license, excluding the United States, for the use of certain VISX patents for ultraviolet laser vision correction. The license requires payment of equipment royalties on each machine placed by the Company outside of the United States. The Company believes that this license agreement will enhance its ability to commercialize the T-PRK System internationally in the near future by substantially reducing future litigation risk for the Company and its customers. The Company's business plan calls for the placement of T-PRK Systems outside of the United States, primarily in Europe and Canada, beginning in the second quarter of 1997.

     AUTHORIZED SHARES. At the Annual Meeting of Stockholders on June 12, 1997, the stockholders approved an amendment to the Company's Third Amended and Restated Articles of Incorporation to increase the authorized number of shares of Common Stock from 15,000,000 to 25,000,000 shares.

     1995 STOCK OPTION PLAN. At the Annual Meeting of Stockholders on June 12, 1997, the stockholders approved an amendment to the Company's 1995 Stock Option Plan to increase the number of shares available for grant under the Plan from 1,050,000 to 1,750,000 shares.

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH HEREIN IN THE SECTION CAPTIONED "RISK FACTORS" WHICH IMMEDIATELY FOLLOWS THIS SECTION ON PAGE 3.

                            _______________________

     The Company's executive offices are located at 2800 Discovery Drive, Orlando, Florida 32826, where it also maintains its primary research and manufacturing facilities. Its telephone number at that location is (407) 384-1600.
                            _______________________

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby. This Prospectus contains certain forward-looking statements. Statements of plans, intentions and objectives by the Company and statements of future economic performance contained in this Prospectus should be deemed to be forward-looking statements. Cautionary statements are made in certain sections of this Prospectus. These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus, the materials referred to in this Prospectus or the materials incorporated by reference into this Prospectus.

     ABSENCE OF OPERATING HISTORY AND PROFITABILITY; EXPECTED FUTURE LOSSES. The Company was founded in 1985 to develop laser tracking technology for the Department of Defense under the Strategic Defense Initiative and did not pursue development of the T-PRK System product until 1993. The Company to date has installed six units for clinical trials and is proceeding with its U.S. Phase III patient treatments, including post-operative follow-up. The Company has generated limited revenues to date, none of which relate to its T-PRK System, and has incurred net losses since 1991. The Company's T-PRK System may require additional product development, will require additional clinical studies for indications beyond low and moderate myopia and astigmatism and will require marketing investment as well as its Pre-Market Approval ("PMA") from the FDA as a Class III device prior to United States commercialization. There can be no assurance that any of the Company's product, clinical or market development efforts will be successfully completed, that regulatory approvals will be obtained, or that the Company's products will be capable of being produced in commercial quantities at reasonable cost. Further, it is expected that the Company will continue to incur substantial losses for some time after it enters the United States market for laser vision correction, and there can be no assurance that the Company will attain profitability at any time in the future.

     UNCERTAIN MARKET ACCEPTANCE OF LVC. The Company believes that its long-term growth and ultimate profitability will depend upon acceptance of LVC in the United States and certain international markets and the Company's ability to penetrate the LVC market successfully. LVC has only been marketed in the United States for approximately 18 months and initial market growth has been slower than anticipated. The degree of eventual acceptance of LVC by ophthalmologists and persons needing refractive correction as an alternative to existing methods of treating or correcting vision disorders is still undeterminable. The acceptance of LVC by the general population may be affected adversely by its retail price, concerns relating to its safety and efficacy, and the accepted effectiveness of alternative methods of correcting refractive vision disorders. Additionally, the current lack of long-term follow-up data, the possibility of unknown side effects, and the expected lack of third-party reimbursement for the procedure might also adversely affect demand. Any future reported adverse events or other unfavorable publicity involving patient outcomes from the use of legal or illegal LVC systems manufactured by any participant in the LVC market could also adversely affect consumer acceptance. Ophthalmologist and optometrist acceptance (the latter for referrals) could also be affected by the high costs and expenses of excimer laser systems, which might preclude access to such systems by some professionals. In addition, the Company's marketing strategy relies, in part, on ophthalmologists who are currently using an existing excimer laser system to replace their equipment with the Company's T-PRK system. Emerging new refractive surgery technologies and procedures may also have the potential to compete with or materially limit the acceptance of LVC. Current ophthalmic product suppliers whose products, including eyeglasses and contact lenses, are alternatives to LVC also may adversely affect the market acceptance of LVC by their retail marketing strategies, including aggressive pricing. The failure of LVC to achieve broad market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that there will be demand for the Company's T-PRK System.

     GOVERNMENT REGULATION; FOOD AND DRUG ADMINISTRATION; POSSIBLE FAILURE TO OBTAIN REGULATORY APPROVAL FOR PRODUCTS. Medical devices are subject, prior to clearance for marketing, to rigorous pre-clinical and clinical testing mandated by the FDA and comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The Company must file a PMA application with the FDA for approval of its T-PRK

System as a Class III device for treating low myopia and other vision disorders.

     The process of obtaining approval of a PMA application is lengthy, expensive and uncertain. It requires the submission of extensive clinical data and supporting information to the FDA. The PMA process also typically has required a public hearing before an advisory panel comprised of experts in the field. However, the FDA is not bound by the advisory panel's recommendations when it seeks them. In late 1996, the FDA issued a definitive statement entitled "FDA Guidance for Photorefractive Keratectomy Laser Systems: IDE Studies and PMA Applications" (the "Guidance Document"). The Guidance Document offers companies pursuing FDA approval of LVC systems substantially more defined filing paths, study design and execution requirements, and safety and efficacy data levels that will have to be achieved in order to be a candidate for issuance of a PMA. The Company believes that the Guidance Document will make the process of obtaining PMA approvals for LVC systems less uncertain and more predictable but will not eliminate the risk that the Company will not be granted a PMA. The Company believes that its engineering, clinical trials and data gathering and analysis, including that which was accomplished before the existence of the Guidance Document, are in substantial compliance with the Guidance Document.

     Products manufactured and distributed by the Company pursuant to a PMA will be subject to extensive, ongoing regulation by the FDA. The FDA enabling legislation, the Food, Drug and Cosmetic Act (the "FDC Act") also requires the Company to manufacture its products in accordance with its current Good Manufacturing Practices ("GMP") regulations. The Company's facilities will be subject to periodic, surprise GMP inspections by the FDA. These regulations impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities. In October 1996, the FDA issued its final rule substantially revising the GMP regulations to bring them into alignment with worldwide quality system requirements. The new Quality System Regulation ("QSR") is effective June 1, 1997. The goal of QSR is to make the existing GMP regulations consistent, to the extent possible, with the requirements for quality systems contained in applicable international standards, primarily, the International Standards Organization (ISO) 9001.

     The Company's manufacturing facilities eventually must comply with current ISO 9001 qualifications and FDA QSR guidelines before the Company's PMA can be granted. The Company's facilities currently do not comply with such requirements and the Company's new facilities will not initially comply with such requirements. If any noncompliance with these regulations is noted during facility inspections, the initial or continued marketing of the Company's products may be adversely affected.

     Additionally, product and procedure labeling and all forms of promotional activities are subject to examination by the FDA, and current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. Noncompliance with these requirements may result in warning letters, fines, injunctions, recall or seizure of products, suspension of manufacturing, denial or withdrawal of PMAs, and criminal prosecution.

     The FDA Quality System Regulation and ISO 9001 require the Company to maintain a supplier-quality program with major sub-contractors in order for the Company's product to carry the claim of having been manufactured in a quality environment. As a result, at least two of the Company's current sub-contractors will be required to establish documented quality systems. Currently one of those sub-contractors meets those standards. There can be no assurance that the remaining sub-contractor can meet the standards in a timely fashion. Furthermore, there is always the risk that existing sub-contractors who meet the requirements currently will not meet them at some time in the future. As a result, it is possible that the Company's commercial capability could be hindered at some time in the future because it is unable to pass GMP inspections by the FDA, its subcontractor's documented quality systems fail to be sufficient, or the Company is unable to obtain the "CE" mark to enable the Company to distribute products in Europe in 1998 and beyond. (See "Risks Associated with International Commercial Activities" for a discussion of the "CE" mark.)

     Requirements for regulatory approval relating to the T-PRK System may vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. No regulatory clearances have been obtained in any such countries, and there is no assurance that any will be issued.

     Changes in existing regulatory requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws and regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.

     DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY. The Company's success will depend in part on its ability to obtain patents for its products and processes, to preserve its trade secrets and to operate without infringing upon the proprietary rights of third parties. In particular, whether the Company can protect its proprietary tracking and narrow-beam shaping technology is critical to its ability to differentiate it from existing LVC systems. The Company has filed nine patent applications in the United States and several foreign patent applications related to several features of its eye tracking technology as well as to its narrow beam delivery, corneal sculpting methods and advanced topographical analysis. Two of these applications have resulted in the issuance of United States patents and one additional patent has been allowed. It is uncertain as to whether any other patents will be issued, whether the scope of any patent protection will exclude competitors or provide meaningful competitive advantages to the Company, whether any of the Company's patents will be held valid if subsequently challenged, or whether others will not claim rights in or ownership of the patents and other proprietary rights held by the Company.

     In both the United States and overseas, there are a number of patents covering methods, procedures and apparatus for performing corneal surgery with ultraviolet laser ablation. Furthermore, there are existing patents in eye tracking and narrow beam excimer shaping. The patent positions of medical technology are generally uncertain and involve complex legal and factual questions. Consequently, the Company does not know whether any of its pending applications will result in the issuance of any patents or whether issued patents will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the United States are maintained in secret until patents are granted and since publication of inventions in scientific or patent literature tend to lag behind patent grants by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications or that it was the first to file patent applications for such inventions.

     PATENT LITIGATION. There has been significant patent litigation in the medical device industry generally, and in LVC in particular. The defense and prosecution of patent proceedings is costly and involves substantial commitments of management time. Adverse determinations in litigation or other patent proceedings to which the Company may become a party could subject the Company to significant legal judgments or other liabilities to third parties and could require the Company to seek licenses from third parties that may or may not be obtainable and may or may not be economically viable. Patent and other intellectual property disputes in the medical device industry often are settled through licensing arrangements. The costs associated with such arrangements may be substantial, and could include ongoing royalties. Furthermore, there can be no assurances that a settlement through licensing can be reached, accordingly, an adverse determination in a judicial or administrative proceeding, or the Company's failure to obtain necessary licenses, could prevent the Company from manufacturing and selling its products in one or more markets, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Two of the Company's competitors, Summit Technologies, Inc. ("Summit") and VISX, have formed a United States partnership, Pillar Point Partners ("Pillar Point"), to pool certain of their respective patents related to corneal sculpting technologies. In October 1996, the Company filed suit in the U.S. against Pillar Point alleging non-infringement, unenforceability and invalidity of certain of the patents of Pillar Point. There can be no assurance that the Company will prevail in this lawsuit or that other such suits will not arise.

     TECHNOLOGY LICENSES FROM PILLAR POINT AND OTHERS. Pursuant to the Pillar Point partnership, Summit and VISX, whose products use excimer lasers for PRK, have agreed to pay royalties and per procedure fees to Pillar Point under licenses granted by Pillar Point. Depending upon whether the Company's T-PRK System incorporates patented technology owned by or licensed to Pillar Point and as may be required by any license agreement that the Company may enter into with Pillar Point, the Company or its T-PRK System users may be required to pay royalties and per procedure fees to Pillar Point for all revenues generated in the United States. The Company has not obtained a license from Pillar Point as of this date, and the actual per procedure fee and other terms of any license, if such license is granted, have yet to be determined.

     In addition, there may be other United States and foreign patents for which the Company will need to negotiate licenses in order to sell, lease or use the T-PRK System in certain markets.

     There can be no assurance that the Company will be successful in securing licenses, including any necessary licenses from Pillar Point, or that if the Company does obtain licenses, such licenses will be on terms acceptable to the Company. The failure to either obtain required licenses or to obtain licenses on terms favorable to the Company could have a material adverse effect on the business of the Company.

     LIMITED HUMAN CLINICAL TRIAL DATA; LACK OF LONG-TERM FOLLOW-UP.
Substantial additional human clinical trials must be completed under rigorous protocols at multiple sites in order to submit the required outcome data with the Company's PMA application. The results of the Company's early clinical trials appear satisfactory, but may not be indicative of results to be expected in future clinical trials. If the Company's clinical trials do not show consistently good outcomes, the Company may not be able to secure a PMA for its products. Moreover, the results of clinical trials are not within the Company's control, and the Company could experience delays in completing its clinical trials for a variety of reasons. Any failure to obtain a PMA or delay in clinical trials would have a material adverse effect on the Company's business, financial condition and results of operations.

     There have been concerns with respect to the safety and efficacy of LVC, including the predictability and stability of results. Potential complications and side effects in early LVC systems have included post-operative discomfort due to re-epithelialization (eye membrane re-growth); corneal haze during healing (an increase in the light scattering properties of the cornea); glare/halos (undesirable visual sensations produced by bright lights); decreases in contrast sensitivity; temporary increases in intraocular pressure in reaction to topical medication administered during and after the procedure; fluctuations in refractive capabilities during healing; occasional decreases or permanent loss in best corrected vision post-operatively (i.e., with corrective eyewear); unintended over-corrections or under-corrections; regression of operative effect; disorders of corneal healing; corneal scars; corneal ulcers and unintentionally induced astigmatism. It is entirely unpredictable as to whether long-term follow-up data on either clinical or later commercial patients from any LVC system will reveal additional complications that may have a material adverse effect on acceptance of LVC and market size which in turn would have a material adverse effect on the Company's business, financial condition and results of operations. Concern over the safety of LVC in general could, in turn, result in adverse regulatory action which could have a material adverse effect on the Company's business, financial condition and results of operations.

     RAPIDLY CHANGING TECHNOLOGY; HIGHLY COMPETITIVE MARKETS. The refractive surgery market is characterized by rapidly evolving technology and intense competition. The Company is aware of two companies, Summit and VISX, that have been granted their PMA's and are actively marketing LVC systems in the United States for low myopia, and, in the case of VISX, astigmatism. Several companies, including Chiron/Technolas, Coherent/Schwind, Nidek, Meditek, Lasersight and Novatec, have introduced PRK systems outside the United States, where PRK has been commercialized for treating myopia. Such companies either have begun or may soon begin clinical trials in the United States. LVC providers who purchase equipment from Summit or VISX may be reluctant to change to the new T-PRK System because of the significant capital investment they have made or the familiarity with the equipment and the inconvenience of changing to a new system. If other providers of PRK systems are able to saturate the United States market with their equipment before the Company obtains FDA approval to market the T-PRK System in the United States, the Company could experience a significantly lower share of the market than anticipated which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Several of the Company's competitors have allied with or developed their own vision care centers in Europe and the United States and have entered into strategic alliances with prominent corporations in the worldwide ophthalmic industry to promote their PRK excimer lasers. Many of these companies have substantially greater capabilities than the Company in the areas of capital resources, research and development resources and regulatory, manufacturing and marketing experience. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective and less expensive than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

     Non-laser corrective refractive procedures and technologies are under development, and it is possible that these technologies and procedures will be successfully developed as competition to the Company's technology.

     RELIANCE ON A SINGLE POTENTIAL PRODUCT. Currently the Company's only significant planned product is the T-PRK System for refractive correction. The Company's existing plans assume that it will derive substantially all of its revenues from the T-PRK System. If the Company is unable to make significant commercial placements of the T-PRK System for vision correction, the viability of the Company would be jeopardized. Furthermore, if the Company is unable to successfully design, clinically test and gain FDA approval on additional indications, such as astigmatism, higher levels of myopia, and hyperopia, the Company's future growth could be significantly limited.

     DEPENDENCE ON AND NEED FOR KEY PERSONNEL; POTENTIAL FAILURE TO MANAGE GROWTH. Prior to 1995, the Company relied on consultants and contractors to assist senior management in certain financial, regulatory, marketing and manufacturing functions. During the latter half of 1995 and in 1996, the Company attracted senior personnel in marketing, clinical trials management, finance, research and operations. As the Company continues the clinical development of the T-PRK System and prepares for regulatory approvals and other commercialization activities, it will need to continue to implement and expand its operational, financial and management resources and controls. Particularly important will be the need of the Company to build a manufacturing and field service organization. The failure of the Company to attract and retain experienced individuals for these positions, as well as any inability of the Company to effectively manage growth in its domestic and international operations as it transitions from a development stage enterprise to a commercial entity, could have a material adverse effect on the Company's business, financial condition and results of operations.

     NO SALES AND MARKETING EXPERIENCE; RELIANCE ON STRATEGIC ALLIANCE PARTNER. The Company's efforts to date have focused on the development and evaluation of the T-PRK System for treating refractive disorders. As the Company continues clinical studies with the T-PRK System and prepares for commercialization of the product internationally and in the United States, it must build a sales and marketing infrastructure. The Company has no experience in the sales and marketing of capital equipment for laser vision correction. In 1994 and 1995, the Company entered into agreements that form a strategic alliance with CIBA for the worldwide co-promotion of the Company's T-PRK System excimer laser.
Although it has developed a strong reputation in certain ophthalmic markets such as contact lenses, lens care and ophthalmic pharmaceuticals, CIBA does not have considerable experience in the sale of ophthalmic equipment or in the refractive surgery market. It is possible that the Company will not be able to attract the personnel to develop the infrastructure to effectively market the T-PRK System or that CIBA will not be able to provide sufficient or effective co-marketing and business support.

     RISKS ASSOCIATED WITH INTERNATIONAL COMMERCIAL ACTIVITIES. International commercial activities, from which the Company expects to earn its first commercial revenues from the T-PRK System, may be limited by or disrupted by the imposition of government controls, unique license requirements, political instability, trade restrictions, changes in tariffs or taxes, and difficulties in staffing and managing such complexities.

     In order to make commercial placements in Europe, the Company is required to receive a "CE" mark certification, an international symbol of quality and compliance with applicable European medical device directives. In order to receive a CE mark certification, the Company must have obtained an ISO 9001 certification. Failure to receive a CE mark certification will prohibit the Company from placing the T-PRK System in Europe and would have a material adverse effect on the business, financial condition, and results of operations of the Company.

     COMMISSION OBLIGATION TO CIBA; FUTURE DILUTION. As part of the strategic alliance with CIBA, the Company will pay a 6% commission on net revenue worldwide from all equipment sales and patient procedure fees relating to ophthalmic refractive surgery. The initial commission is limited to $10,000,000 in the aggregate. In the event the Company has not paid commissions to CIBA totaling $10,000,000 or more by May 15, 1999, the Company must deliver to CIBA 529,500 shares Common Stock (the "Additional Shares"), and continue to pay commissions until the $10,000,000 aggregate amount is reached. If the Additional Shares are issued, the number of such shares must be adjusted so that the Additional Shares have a market value of at least $2,400,000 on May 15, 1999. The Company's current business plan contemplates that commissions to CIBA by May 15, 1999 will not total $10,000,000. Therefore, it should be assumed that the Company will issue the Additional Shares on May 15, 1999. The 6% commission will reduce the Company's income and margins from its business for the period it is payable, and the potential future shares are prospectively dilutive to stockholders in 1999.

     POSSIBLE TERMINATION OF STRATEGIC ALLIANCE WITH CIBA. The strategic alliance provides CIBA and the Company with certain termination rights. CIBA may, at its sole discretion, terminate the strategic alliance upon 180 days notice to the Company. In such event, the Company would be obligated to continue to pay to CIBA for up to three years beyond termination the 6% commission on procedure fee revenue derived from T-PRK Systems that were commercially placed at the time of the termination. Additionally, CIBA has the right to terminate the strategic alliance upon 30 days notice should there be a change of control of the Company (defined as the transfer of greater than 50% of the voting stock or substantially all of the assets of the Company in a single transaction or series of related transactions, excluding a bona fide public offering). CIBA also has the right to terminate the strategic alliance upon 30 days notice if it determines, in its sole discretion, that the Company's core technology or the commercial essence of the technology is not patentable, or that additional licenses (other than that with Pillar Point) are necessary, are not obtained or would have a material adverse impact upon the commercial value of the Company's technology. CIBA also has the right to terminate such agreement (i) if the Company materially breaches such agreement and does not cure such breach within the cure period, (ii) if the Company becomes insolvent, or (iii) if the control of the Company falls into the hands of a competitor to CIBA. In the event that CIBA terminates the strategic alliance, such termination would have a material adverse effect on the operations, financial condition and the results of operations of the Company, in that the Company would be unable to utilize CIBA facilities in Europe, Canada and the United States, to utilize the CIBA name in connection with marketing the T-PRK System, or to utilize other planned services as agreed to in the strategic alliance.

     LIMITED MANUFACTURING EXPERIENCE; LIMITED MANUFACTURING CAPACITY. The Company's manufacturing operations consist primarily of the final assembly of out-sourced parts and components, followed by testing to assure field performance and quality control. To date, the Company has manufactured six systems for clinical trials and two systems for other purposes. The Company must expand its manufacturing capabilities for commercial production of the T-PRK System in order to meet FDA manufacturing guidelines and to have the capacity to address the market. However, it is uncertain as to whether the Company will be able to expand its manufacturing operations in a timely manner and at a reasonable cost to meet commercial demand.

     RELIANCE ON THIRD PARTY AND SOLE SOURCE SUPPLIERS. The Company relies on third party suppliers to provide the components necessary for the manufacture of the T-PRK System. The patented laser component of the T-PRK System is currently supplied by a single source according to the Company's specifications under an exclusive supply agreement. The Company has the right at any time to seek other producers of the laser. In addition to the laser device, the most significant system component is the tracking hardware. Other components of the T-PRK System such as the stereo microscope, computer hardware and system casing are available from several sources. The Company may be unable to obtain sufficient quantities of these components from single-source or other suppliers or it may be unable to effect a change from a single source supplier to another or other suppliers. In these instances, reductions in manufacturing capability could occur that could cause delays in clinical trials, regulatory approvals and commercialization which would have a material adverse effect on the business, financial condition, and results of operations of the Company.

     NEED FOR ADDITIONAL CAPITAL TO FUND PLACEMENT OF THE T-PRK SYSTEMS AND FOR OPERATIONS. The Company's business strategy calls for the placement of the T-PRK Systems with ophthalmologists primarily under procedure fee agreements. As a result, the Company will be required to fund the cost of manufacturing and installation of each system. Although the Company intends to receive prepaid fees for the placement of each machine and to seek financing for additional balances of capital investment, such prepaid fees and funding may not cover the initial manufacturing and installation costs of each system. The Company will be required to obtain financing at some point prior to achieving high volume commercial use of its T-PRK Systems. There can be no assurance that the Company will be able to borrow the funds or raise equity capital as needed for the commercial placement of its T-PRK Systems or, if such funding is obtained, that the terms of such funding will be favorable to the Company. Until such time as the cash provided from the cumulative T-PRK System placements is sufficient to cover the costs of the Company's clinical, research, development and administrative endeavors, the Company will need additional capital for funding of such operations.

     POTENTIAL PRODUCT LIABILITY CLAIMS AND UNINSURED RISKS. The Company's business involves the risk of product liability claims. Any inability of the Company to maintain adequate insurance coverage at any time could, in the event of product liability or other claims in excess of the Company's insurance coverage, have a material adverse effect on the Company's business, financial condition and results of operations. The Company has in the past agreed, and is likely to in the future agree, to indemnify certain medical institutions and personnel thereof conducting and participating in the Company's clinical studies.

     VOLATILITY OF STOCK PRICE. The Company's Common Stock has experienced substantial price volatility, and such volatility may occur in the future. Additionally, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, FDA and international regulatory actions, developments with respect to patents or proprietary rights, including lawsuits, public concern as to the safety of products developed by the Company or its competitors, changes in health care policy in the United States and internationally, changes in analysts' recommendations regarding the Company, other LVC or medical device companies or the medical device industry generally and general market conditions may have a significant effect on the market price of the Common Stock.

     DILUTION. The price of the Common Stock offered hereby is substantially higher than the pro forma net tangible book value per share of Common Stock. Investors purchasing shares of Common Stock in this Offering will therefore incur immediate and substantial dilution. Additional dilution is likely to occur upon the exercise of outstanding warrants, stock options and the potential issuance of shares to CIBA in 1999. If the Company finds it necessary to sell Common Stock in the future at a price lower than in this Offering, the purchasers in this Offering may suffer dilution in their holding at that time.

     CONTROL BY CERTAIN EXISTING STOCKHOLDERS. The directors, executive officers and certain entities affiliated with directors of the Company beneficially own approximately 23.7% of the Company's outstanding Common Stock. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Third Amended and Restated Articles of Incorporation (the "Articles") and Bylaws and the approval of certain mergers or other similar transactions. Such control by existing stockholders could also have the effect of delaying, deferring or preventing a change in control of the Company.

     SHARES ELIGIBLE FOR RESALE. At March 31, 1997, the Company had 6,888,689 shares of Common Stock outstanding. The shares may be freely traded, traded under certain volume and other restrictions set forth in Rule 144 (as recently amended), or are restricted in accordance with the table below:

Shares freely tradable under Rule 144, registered and sold in the Company's IPO, or    4,486,289
 registered and sold subsequent thereto

Pre-IPO Shares available for sale under Rule 144 on April 29, 1997 (1)                 2,279,400

Pre-IPO Shares available for sale under Rule 144 on June 2, 1997 (2)                     120,000

Shares eligible for sale more than 60 days after this offering                             3,000
                                                                                       ---------
Total outstanding                                                                      6,888,689

(1) Of these shares, 1,256,550 are held by CIBA, an affiliate of the Company, whose shares are subject to volume and percentage limitations.
(2) Shares held in escrow for Terence Walts under the terms of his employment agreement with the Company.

     Effective April 29, 1997, the SEC's rules concerning the minimum holding period for sales of restricted Common Stock by non-affiliates in the public market will be reduced from two years to a one year period, subject to volume and percentage limitations.

     At March 31, 1997, the Company has reserved 984,723 shares of Common Stock for issuance pursuant to the 1995 Stock Option Plan and the 1996 Employee Stock Purchase Plan (collectively, the "Stock Plans"). Of this amount, 840,790 shares were subject to outstanding options at March 31, 1997. Since the Stock Plans have been registered on Form S-8 with the SEC, Common Stock issued in conjunction with the Stock Plans are generally eligible for resale in the open market.

     At March 31, 1997, the Company has reserved 1,120,350 shares of Common Stock for issuance upon the exercise of warrants outstanding. At the current time, should such warrants be exercised, they would result in restricted Common Stock being issued. However, if a holder of a warrant "converts" the warrant, the shares received would be eligible for resale under Rule 144 on April 29, 1997. Of these 1,120,350 warrants, 1,045,350 are "in the money" and exercisable at March 31, 1997.

     Certain holders of the Company's Common Stock and Warrants totaling 3,413,000 shares (together, the "Registrable Securities") have certain rights to cause the Company to register the sale of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, holders of the Registrable Securities are entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters, if any, of such offering have the right to limit the number of shares included in such registration. The 1,256,550 shares owned by CIBA are included in the total of Registrable Securities. CIBA may require the Company to file additional registration statements covering shares of Common Stock it owns on Form S-3, subject to certain conditions and limitations. Registration of such shares under the Securities Act would result in such shares becoming freely transferrable under the Securities Act (except for shares held by affiliates of the Company) immediately upon the effectiveness of such registration. CIBA has waived its right to have shares registered on this Form S-3.

     As described above, a total of 2,279,400 shares became generally eligible for resale in the open market on April 29, 1997. No prediction can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 or pursuant to the registration rights described above, or the future availability of such shares for sale, will have on the market price of the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

     NO FORESEEABLE DIVIDENDS. The Company has never paid cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company intends to retain future earnings for reinvestment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

     ANTI-TAKEOVER MEASURES; POTENTIAL ADVERSE EFFECT ON COMMON STOCK PRICE. The Company's Articles authorize the Company's Board of Directors to issue shares of the Company's Preferred Stock and to determine the rights, preferences, privileges and restrictions of such shares without any vote or action by the stockholders. The issuance of Preferred Stock under such circumstances could have the effect of delaying or preventing a change in control of the Company. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be created and issued in the future.

     On April 7, 1997, the Company's Board approved, and on June 12, 1997 the stockholders approved, an amendment to the Company's Articles, providing that any action to be taken by written consent in lieu of an annual or special meeting of the stockholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors. The Company's Board and stockholders further approved, an amendment to the Articles providing that an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares is required to amend such prohibition of use of written consents by the stockholders set forth above.

     In addition, certain provisions of the Florida Business Corporation Act have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These statutory provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with such a transaction. One of the effects of the provisions described above may be to discourage a future attempt to acquire control of the Company that is not presented to and approved by the Board of Directors, but which a substantial number, and perhaps even a majority of the Company's stockholders, might believe to be in their best interests or in which stockholders might receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.


                             SELLING STOCKHOLDERS

     The Shares covered by this Prospectus were acquired from the Company pursuant to Purchase Agreements for an aggregate purchase price of $9,000,000.00 ($3.00 per share). The offer and sale by the Company of the Common Stock to the Selling Stockholders pursuant to the Purchase Agreements was made pursuant to an exemption from the registration requirements of the Securities Act provided by
Section 4(2) thereof. The Purchase Agreements contain representations and warranties as to each Selling Stockholder's status as an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act.
EVEREN Securities, Inc. acted as the placement agent in connection with the sale of the Shares by the Company to the Selling Stockholders pursuant to the Purchase Agreements.

     Pursuant to the Purchase Agreements, each Selling Stockholder has represented that he, she or it acquired the Shares for investment and with no present intention of distributing the Shares. The Company agreed, in such Purchase Agreements, to prepare and file a registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel for the Selling Stockholders and underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the Selling Stockholders, even though purchasing the Shares without a view to distribution, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares as described below under "Plan of Distribution."

     None of the Selling Stockholders has had a material relationship with the Company within the past three years except as a result of the ownership of the Shares or other securities of the Company.

     The following table sets forth the name of the Selling Stockholders, the number of shares of Common Stock owned beneficially by the Selling Stockholders as of June 17, 1997 and the number of shares which may be offered pursuant to this Prospectus. This information is based upon information provided by the Selling Stockholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time.

                                     Number of Shares Owned
                                       Prior to Offering                                  Ownership After Offering
                                     ----------------------            Number of          ------------------------
      Name of                         Number of                       Shares Being         Number of
Selling Stockholders                   Shares      Percent              Offered              Shares      Percent
-----------------------------------  -----------  ---------          -------------        ----------  ------------
Anvers LP                                150,000    1.52%            150,000                    0        0%

Lombard Odier & Cie                      120,000    1.21             120,000                    0        0

Pequot Private Equity Fund, LP           647,960    6.55             647,960                    0        0

Pequot Offshore Private Equity            82,040    0.83              82,040                    0        0
 Fund, Inc.

Faisal Finance (Switzerland)              38,333    0.39              38,333                    0        0
 S.A

KCM Biomedical LP                         36,000    0.36              36,000                    0        0

The Seedling Fund,LP                       9,000    0.09               9,000                    0        0

Lancaster Investment Partners            100,000    1.01             100,000                    0        0
 LP

Lloyds International Portfolios -         50,000    0.51              50,000                    0        0
 Smaller Companies Fund

Oppenheimer Enterprise Fund              200,000    2.02             200,000                    0        0

Aries Domestic Fund LP                   148,750    1.50             148,750                    0        0

The Aries Trust                          276,250    2.79             276,250                    0        0

Porter Partners LP (1)                   250,000    2.53             100,000              150,000     1.52

The British Life Office Limited          290,000     2.93        290,000          0        0

Schweizerische Treuhand                   85,000     0.86         85,000          0        0
 Gesellschaft

Veritas SG Investment Trust              600,000     6.07        600,000          0        0

Sonz Partners, LP (2)                     68,333     0.69         38,333     30,000     0.30

Leonard Lichter                           28,334     0.29         28,334          0        0

-------------
(1) Does not include 150,000 shares of Common Stock underlying a stock purchase warrant, exercisable at $3.33 per share, which expires on February 28, 1999.

(2) Does not include 30,000 shares of Common Stock underlying a stock purchase warrant, exercisable at $3.33 per share, which expires on February 28, 1999.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and in complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution, in addition and without limiting the foregoing, each Selling Stockholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule l44 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Shares were originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this

Registration Statement.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Gray, Harris & Robinson, P.A., Orlando, Florida.



                                    EXPERTS

     The financial statements incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholders or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                               TABLE OF CONTENTS

Prospectus Summary............................................................ 1
Risk Factors.................................................................. 3
Selling Stockholders..........................................................11
Plan of Distribution..........................................................13
Legal Matters.................................................................14
Experts.......................................................................14

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Company in connection with the sale of Common Stock being registered. All of the amounts shown are estimates except the registration fee.


SEC Registration Fee                          $   3,467.00
Accounting fees and expenses                     10,000.00
Legal fees and expenses                          38,000.00
Printing and engraving expenses                   3,000.00
Transfer Agent and registrar fees                 1,000.00
Miscellaneous                                     5,000.00
                                              ------------
Total                                         $  60,467.00


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 607.0850 of the Florida Business Corporation Act, provides that a corporation may indemnify any person who was or is a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 0850 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party in the right of the corporation to procure a judgment in its favor, against the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such other court shall deem proper.

     Section 607.0831 of the Florida Business Corporation Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless (i) the director breached or failed to perform his duties as a director, (ii) the director's breach or failure to perform constitutes a violation of criminal law unless the director had no reasonable cause to believe his conduct was unlawful, the director derived an improper personal benefit directly or indirectly, (iii) the directors conduct triggers the liability provisions of Section 0834 (relating to unlawful distributions), (iv) the director's conduct constitutes a conscious disregard for the best interest of the corporation, or will misconduct in a proceeding by or in the right of the corporation or a shareholder, or (v) the director's conduct constitutes recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in a proceeding by or in the right of someone other than the corporation or a shareholder.

     The Registrant's Articles provide that the Registrant is authorized to indemnify any director or officer, or former director or officer, in the manner provided in the Company's bylaws and to the fullest extent permitted by the laws of the State of Florida. There are no further provisions in the Company's bylaws for indemnification of directors and officers.


                                   EXHIBITS

Exhibit Number                                    Exhibit Table
--------------  ----------------------------------------------------------------------------------
3.1             Amendment to the Third Amended and Restated Articles of Incorporation

4.1 **          The Rights of Securities Holders as set forth in Article IV of the Third Amended and Restated Articles of Incorporation

5.1             Opinion of Gray, Harris & Robinson, P.A. (previously filed)

10.1            Amendment to the Autonomous Technologies Corporation 1995 Stock Option Plan

23.1            Consent of Arthur Andersen LLP

23.2            Consent of Gray, Harris & Robinson, P.A. (Included in the opinion filed as
                Exhibit 5.1) (previously filed)

24.1            Power of Attorney (previously filed)

** Incorporated by reference to Exhibit 3 in the Quarterly Report on Form 10-Q for the period ended September 30, 1996 previously filed by the Registrant (file no. 333-2068).


                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. For purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant further undertakes to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 16 day of June, 1997.

Autonomous Technologies Corporation

By:  /s/   Randy W. Frey                               Date:  June 27, 1997
     ---------------------------------------                  -------------
     Randy W. Frey
     Chairman of the Board, President & Chief Executive Officer


By:  /s/   Monty K. Allen                              Date:  June 27, 1997
     ----------------------------------------                  ---------------
     Monty K. Allen
     Vice President, Treasurer, Chief Financial Officer and Principal Accounting Officer

SIGNATURE PAGE TO FORM S-3
AUTONOMOUS TECHNOLOGIES CORPORATION

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                 Capacity                                         Date
---------                                 --------                                         ----
     /s/   Randy W. Frey *                President, Chief Executive Officer and           June 27, 1997
----------------------------------------  Chairman of the Board
      Randy W. Frey

     /s/   Richard C. Capozza *           Director, Executive Vice President and Chief     June 27, 1997
----------------------------------------  Operating Officer
      Richard C. Capozza, Ph.D.

     /s/   G. Richard Downes *            Director                                         June 27, 1997
----------------------------------------
      G. Richard Downes

     /s/   G. Arthur Herbert *            Director                                         June 27, 1997
----------------------------------------
      G. Arthur Herbert

     /s/   Stanley Ruffett *              Director                                         June 27, 1997
----------------------------------------
      Stanley Ruffett

     /s/   Timothy Barabe *               Director                                         June 27, 1997
----------------------------------------
      Timothy Barabe

     /s/   Richard H. Keates *            Director                                         June 27, 1997
----------------------------------------
      Richard H. Keates, Ph.D., M.D.

*By: /s/ Monty K. Allen
     ------------------
       Attorney-in-fact
                                      19

                               INDEX TO EXHIBITS


                                                                                       Sequentially
                                                                                       ------------
Exhibit                                  Description                                   Numbered Page
-------  ----------------------------------------------------------------------------  --------------
3.1    Amendment to the Third Amended and Restated Articles of
            Incorporation............................................................

5.1    Opinion of Gray, Harris & Robinson, P.A. (previously filed)...................

10.1   Amendment to the Autonomous Technologies Corporation 1995 Stock
            Option Plan..............................................................

23.1   Consent of Arthur Andersen LLP................................................

23.2   Consent of Gray, Harris & Robinson, P.A. (Included in the opinion filed as
            Exhibit 5.1) (previously filed)..........................................

24.1   Power of Attorney (previously filed)..........................................